Exhibit 99.(a)(15)

FILED ALAMEDA COUNTY DEC 12 2014 SUPERIOR COURT OF THE STATE OF CALIFORNIA IN AND FOR THE COUNTY OF ALAMEDA By CLERK OF THE SUPERIOR COURT Deputy LORI BREWERTON, Plaintiff, vs. OPLINK COMMUNICATIONS INC., et al., Defendants. No RG14-750111 ORDER (1) GRANTING MOTION TO DISMISS AS TO OPLINK COMMUNICATIONS INC. AND (2) DENYING REQUEST FOR EXPEDITED DISCOVERY

This securities class action was filed on December 3, 2014, by plaintiff/shareholder Lori Brewerton ("Plaintiff') against defendant Oplink Communications Inc. ("Oplink"), various officers and directors of Oplink and two other entities with whom Oplink was to be merged pursuant to a tender offer set to expire on December 22, 2014. On December 5, 2014, Plaintiff filed an ex parte application for expedited discovery "Application"), and this court set a hearing on that Application for December 12, 2014. At the hearing on December 14, counsel for Plaintiff, Oplink and some of the recently served individual defendants appeared and were heard. (See minutes for list of counsel.) The court now rules. Preliminarily the court noted that on December 10, 2014, Oplink filed a Motion to Dismiss ("Motion") and set it for hearing on January 7, 2015. As many of the issues raised in opposition to the Application are also the basis for the Motion, the court inquired of the parties at the outset if they wished to stipulate to advancing the Motion to coincide with the hearing on the Application or for a date early the following week. The parties stipulated to advancing the Motion so as to have it heard on December 14 in conjunction with the Application and with Plaintiff’s opposition to be presented orally at the hearing. Counsel for the recently served individual defendants noted that he would shortly file a joinder in the Motion. The court indicated that it would not accept an oral joinder but required that any joinder be filed with the clerk. The court then proceeded to hear the parties on both the Application and the Motion. APPLICATION FOR EXPEDITED DISCOVERY Plaintiff alleges that a number of shareholders have been agitating for change in the corporate leadership, that Oplink has entered into the current agreement to merge the company with another defendant to thwart the interests of the dissident shareholders and that in doing so the individual defendants have breached their fiduciary duties to the shareholders because, inter alia, the tender offer does not reflect full value and is thus unfair to Oplink's public shareholders. By this action Plaintiff seeks, inter alia, to preliminarily and permanently enjoin the transaction at a price that is not fair and equitable. In the Application Plaintiff seeks the production of documents dating as far back as January 1, 2012, depositions of the Oplink CEO and a PMK and a hearing on a motion for a preliminary injunction prior to December 22, 2014. Oplink opposes the Application on the grounds that the discovery is overbroad and burdensome, that Plaintiff has waited too long to pursue such discovery and the requested relief and that the action is not properly brought in this forum for the reasons set forth in the Motion. OPLINK MOTION TO DISMISS Oplink argues that the case should be dismissed or at least stayed pending final resolution of the nearly identical class action pending before the Delaware Court of Chancery (Calenoff v. 2

 Oplink Communications Inc., et al., No. 10438 (Del. Ch.)("Calenoff"), which was filed on December 9, 2014. The request for dismissal is based on the forum selection clause in Article XV of Oplink's publicly filed bylaws, which designates the Delaware Court of Chancery as "the sole and exclusive forum" for "any action asserting a claim for breach of fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation's stockholders." Relying on authorities such as Boilermakers Local 154 Ret. Fund v. Chevron Corp. (Del.Ch. 2013) 73 A.3d 934("Boilermakers") and more recently City of Providence v. First Citizens BancShares (DelCh. 2014) 99 A.3d 299 ("City of Providence"), Oplink argues that Plaintiff is bound by this bylaw. Plaintiff argues that this case is distinguishable because the bylaw on which Oplink relies was only adopted within the last three weeks and was done so for the specific purpose of frustrating the dissident shareholders and further that, even if the matter should ultimately be heard in Delaware, this court should allow the expedited discovery to go forward so that the fruits thereof can be used to have their claims heard on the merits before their challenge is rendered moot by the close of the proposed transaction. DISCUSSION The court agrees with Oplink's arguments regarding the forum selection clause in the bylaws. As found by this court in a similar action, Groen v. Safeway Inc. (Alameda County No. RG14-716641), the Boilermakers court included a detailed discussion of the contractual principles at play with these kinds of forum selection clauses in corporate bylaws and found them to be generally enforceable. (Boilermakers, at 957-958.) Since then City of Providence has re-iterated those principles in a case where the forum selection clause was adopted on the same day as the board voted to approve the merger at issue. The clause was upheld against a facial 3 challenge, and further the court found that, although the complaint alleged that the adoption of the clause was itself a breach of fiduciary duty, the conclusory allegations to that effect were insufficient to invalidate the clause. Here the compliant does not challenge the bylaws on either a facial or an as-applied basis, and at the December 14 hearing the only basis Plaintiff cited for possibly invalidating the bylaw was the fact that the timing coincided with the approval of the challenged transaction. City of Providence disposes of that argument, and the court has heard no other reason why the clause should not be enforced. CONCLUSION The court finds that Delaware law applies, and that Plaintiff is contractually obligated to bring her claims against Oplink only in the Delaware Court of Chancery. Accordingly the court GRANTS the motion as to Oplink Communications Inc., which is the only moving party. The Application is denied as moot. As an aside the court notes that it did consider the possibility of allowing the initial discovery and addressing the forum selection clause at the time of the preliminary injunction when the matter might be more fully briefed and all defendants able to participate; however, the law appears to be clear, aggrieved shareholders may still seek discovery and injunctive relief in Calenoff, and there is no principled basis for ignoring the forum selection clause so as to require Oplink to have discovery disputes heard and resolved in a forum other than that specified in the bylaws. Dated: December 12, 2014 4

Superior Court of California Alameda County Case # RG14 750111 Case Name: Brewerton vs. Oplink Communications Inc Document: Order (1) Granting Motion to Dismiss as to Oplink Communications Inc. and (2) Denying Request for Expedited Discovery CLERK'S CERTIFICATE OF SERVICE BY EMAIL (CCP 1013(g) CRC 2.251(j)) I certify that the following is true and correct: I am a Deputy Clerk employed by the Alameda County Superior Court. I am over the age of 18 years. My business address is 1221 Oak St. Oakland, California. I served this (1) Granting Motion to Dismiss as to Oplink Communications Inc. and (2) Denying Request for Expedited Discovery by emailing copies to the email addresses as shown below and by following standard court practices. Michael S. Strimling, Esq. Mstrimling@bramsonplutzik.com Shannon Hopkins, Esq. Shopkins@zlk.com Tammy Albarran, Esq. talbarran@cov.com Robert P. Haney, Jr. Esq. rhaney@cov.com Tracy Ebanks tebanks@cov.com Blair Connelly, Esq. blair.connelly@lw.com Matthew D. Harrison, Esq. matt.harrison@lw.corri Sarah M. Lightdale Sarah.lightdale@lw.com Date: 12/12/14 Leah T. Wilson Executive Officer Clerk of the Superior Court By Kimberty McCoy, Deputy Clerk Brewerton vs. Oplink email RG14 750111 (Reg. 6/1/06)